Exhibit 99.1

For Immediate Release

The Coast Distribution System, Inc. Reports Second Quarter 2011 Results

MORGAN HILL, Calif., Aug. 15, 2011 – The Coast Distribution System, Inc. (NYSE Amex: CRV), one of North America’s largest aftermarket suppliers of replacement parts, accessories and supplies for the recreational vehicle (RV), boating and outdoor recreation industries, today reported financial results for the second quarter ended June 30, 2011.

Second Quarter 2011 vs. 2010

Coast reported net income of $1.0 million, or $0.21 per diluted share for the second quarter of 2011, compared to net income of $1.2 million, or $0.26 per diluted share in the same quarter of 2010. Net sales for the quarter fell 4.1 percent, to $33.2 million, compared to net sales of $34.6 million in the second quarter of 2010. The decrease in net sales during the quarter was the result of the slowing of the economy and weak consumer spending.

Gross profits declined by $0.4 million, resulting in a decrease in gross margin to 19.0 percent in the 2011 second quarter from 19.4 percent in the same quarter of 2010. The decrease in gross margins narrowed to 40 basis points, compared to a 460 basis-point decline in the first quarter. Selling, general and administrative expenses decreased by 2.5 percent, to $4.6 million, compared to $4.7 million in the same quarter in 2010. This improvement was primarily a result of several cost reductions, including a reduction in rent expense for the Company’s headquarters, which was renegotiated in the first quarter of 2011, as well as a reduction in bad debt write-offs, when compared to the same quarter in the previous year. Operating expenses were adversely impacted by the strengthening Canadian dollar, resulting in higher expense levels when operating expenses from Coast’s Canadian operations are translated to U.S. dollars and consolidated. Without the impact of foreign exchange, operating expenses would have shown further improvement.

On the balance sheet, accounts receivable totaled $15.7 million in the second quarter, an increase of $1.3 million compared with the balance at the end of the second quarter of 2010. Inventories at June 30, 2011 were $29.3 million, a decrease of $0.5 million compared with $29.8 million at June 30, 2010. The Company typically builds inventories during the first half of the year in anticipation of improved customer orders during the spring and summer months, when product sales increase due to seasonal increases in usage and purchases of RVs and boats. The reduction in inventory levels from the prior year was due primarily to lower sales levels along with active management of inventory turnover. Long-term debt was reduced to $12.7 million, from $13.3 million a year ago, reflecting the strength of Coast’s balance sheet.

“The slowing economy and resulting weakness in consumer spending along with additional weakness in our industry took their toll on our results in the second quarter,” said Coast’s Chief Executive Officer Jim Musbach. “Concerns over unemployment and price inflation eating away at discretionary spending negatively impacted the sales and use of RVs in the first half of 2011. The RV industry as a whole has continued along a path of relatively anemic growth, particularly in terms of retail sales of RVs. In the United States, motorized RV retail registrations were up just 1.1 percent through May, while sales in Canada remained moribund, with motorized retail registrations down 19.4 percent through May. On the towable side, sales in the United States rose 6.8 percent for the first five months of 2011, but in Canada, retail sales fell 14.1 percent over the same period. These figures point to lower RV usage, resulting in softer demand for our products. As a result, we are taking added steps to increase sales in both our market and in other channels, particularly through new product supply relationships that should allow us to source from lower cost, high quality overseas suppliers. However, as we work through these issues, we expect the recent softer economic conditions will continue to affect our results.”

Six Months Ended June 30, 2011 vs. 2010

For the six-month period ended June 30, 2011, Coast reported a net loss of $59,000, or ($0.01) per diluted share, on net sales of $57.9 million, compared with net earnings of $1.2 million, or $0.26 per diluted share, on net sales of $58.7 million in the same six-month period of 2010. The net loss was attributable to the loss of $1.0 million incurred in this year’s first quarter which was largely offset by Coast’s second quarter earnings.

The Coast Distribution System / Page 2 of 3

About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is one of North America’s largest wholesale aftermarket suppliers of replacement parts, supplies and accessories for the recreational vehicle (RV), pleasure boat and outdoor recreation markets. Coast supplies more than 11,000 products through 17 distribution centers located in the United States and Canada. Most of Coast’s customers consist of independently owned RV and marine dealers, supply stores and service centers. Coast is a publicly traded company, and its shares are listed on the NYSE Amex under the ticker symbol CRV.

Forward-Looking Information

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and, because our business is subject to a number of risks and uncertainties, our actual operating results and financial condition in the future may differ, possibly significantly, from the future financial performance and financial condition expected at the current time. Those risks and uncertainties include the possible occurrence of the following conditions or circumstances which could cause declines in our sales and operating results: Declines in discretionary income and loss of confidence among consumers regarding economic conditions, a tightening in the availability of and increases in the cost of consumer credit, increases in the costs of and shortages in the supply of gasoline, and unusually severe or extended winter weather conditions, all of which can adversely affect the willingness and ability of consumers to purchase and use RVs and boats and, therefore, their need for and willingness to purchase the products we sell. Moreover, the recent economic recession and credit crisis may have longer term consequences for our business and future financial performance, because they (i) have caused the closure or bankruptcies of a large number of RV and boating dealers which could significantly reduce the number of aftermarket customers who purchase products from us in the future; and (ii) may lead to changes in consumer spending and borrowing habits that could extend well beyond the economic recovery and, therefore, could result in longer term declines in purchases and the usage of RVs and boats by consumers and, consequently, also in their purchases of the products we sell. Additional risks include, but are not limited to, our dependence on bank borrowings to fund a substantial amount of our working capital requirements, which can make us more vulnerable to downturns in economic conditions; increases in price competition within our markets that could reduce our margins and, therefore, our earnings; and our practice of obtaining a number of our products from single-manufacturing sources, which could lead to shortages in the supply of products to us in the event any of our single source suppliers were to encounter production or other problems or terminate their product supply arrangements with us.

These risks and uncertainties, as well as other risks, are more fully described in Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2010, which was filed with the Securities and Exchange Commission on March 31, 2011, and readers of this news release are urged to review the discussion of those risks and uncertainties in that Report.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in the above referenced 2010 Annual Report whether as a result of new information, future events or otherwise, except as may be required by law or the rules of the American Stock Exchange.

Contacts:

Sandra Knell, CFO

408-782-6686 / sknell@coastdist.com

or

Jeff Tryka, CFA

Lambert, Edwards & Associates

616-233-0500 / jtryka@lambert-edwards.com

The Coast Distribution System / Page 3 of 3

THE COAST DISTRIBUTION SYSTEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net sales	$33,218	$34,647	$57,915	$58,749
Cost of sales, including distribution costs	26,916	27,915	47,715	47,093

Gross profit	6,302	6,732	10,200	11,656
Selling, general and administrative expenses	4,593	4,713	9,855	9,567

Operating income	1,709	2,019	345	2,089
Other expense
Interest	165	156	299	303
Other	75	(6)	102	9

	240	150	401	312

Earnings (loss) before income taxes	1,469	1,869	(56)	1,777
Income tax provision	489	685	3	571

Net earnings (loss)	$980	$1,184	$(59)	$1,206

Basic earnings (loss) per share	$0.22	$0.26	$(0.01)	$0.27

Diluted earnings (loss) per share	$0.21	$0.26	$(0.01)	$0.26

Condensed Consolidated Balance Sheet

	June 30, 2011	June 30, 2010
ASSETS
Cash	$2,780	$3,976
Accounts receivable, net	15,679	14,449
Inventories	29,343	29,776
Other current assets	2,258	2,108

Total Current Assets	50,060	50,309
Property, Plant & Equipment, net	1,563	1,976
Other Assets	2,629	2,615

Total Assets	$54,252	$54,900

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$6,427	$6,857
Accrued liabilities	3,456	3,841

Total Current Liabilities	9,883	10,698
Long-term debt	12,722	13,275
Total Stockholders’ Equity	31,647	30,927

Total Liabilities and Stockholder’s Equity	$54,252	$54,900